Exhibit 99.1

Form 4 Joint Filer Information

Name:	Mamoura Diversified Global Holding PJSC
Address:	AL MAMOURA A, AL MUROOR STREET ABU DHABI C0 00000
Date of Event Requiring Statement:	07/29/2025

Name:	MIC Capital Management 85 RSC Ltd
Address:	2462 RESCOWORK 01 24TH FLOOR, AL SILA TOWER ABU DHABI C0 00000
Date of Event Requiring Statement:	07/29/2025